EXHIBIT (a)(5)(C)
Frequently Asked Questions (FAQ)
June 13, 2024

Sila Realty Trust, Inc. (the “Company” or “Sila”) has prepared these questions and answers on various matters in connection with the listing of the Company’s common stock on the New York Stock Exchange (the “NYSE”) on June 13, 2024 (the “Listing”).

General Listing Information

1.    When did Sila list its common stock on the NYSE?

June 13, 2024

2.    What is Sila’s ticker symbol on the NYSE?

SILA

3.    Do current stockholders need to take any action to list their shares on the NYSE?

No. Effective June 13, 2024, all existing classes of common stock were consolidated into a single class of common stock, which is now listed on the NYSE under CUSIP 146280508. The shares were automatically listed without stockholders having to take any action.

Company Actions Taken Prior to the Listing

4.    What is a reverse share split and why did it take place?

On May 1, 2024, the Company effected a one-for-four reverse share split where stockholders received one share for every four shares previously owned. The reverse share split did not affect the stockholders’ value, stockholders’ percentage ownership interest, or the Company’s value, as the aggregate equity value remained the same after it was executed. The reverse share split merely allowed the Company to establish a share price that is more typical of publicly traded companies.

5.    What is the status of the Share Repurchase Program?

As the Company previously announced in a press release and Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 8, 2024, effective April 8, 2024, the Company’s Share Repurchase Program (“SRP”) was suspended. All previously submitted repurchase requests, including submissions that were not fully repurchased in prior quarters, are therefore void. Upon consummation of the Listing, the SRP was effectively terminated. Shares can now be sold through the NYSE. For more information, refer below to “#21. How do I sell my shares?”.

6.    Is Sila still allowing shares to be reinvested through the Distribution Reinvestment Plan?

In a press release and Current Report on Form 8-K filed with the SEC on April 8, 2024, the Company announced the termination of the Company’s Amended and Restated Distribution Reinvestment Plan (the “DRIP”), effective May 1, 2024. All stockholders participating in the DRIP were automatically converted to cash distribution payments going forward.

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Type and Mechanics of Listing

7.    Why did Sila choose to list on the NYSE?

The Company wanted to provide existing stockholders with liquidity optionality. Each stockholder now has the ability to sell their shares in the open market or retain their respective shares and benefit from anticipated future value in the Company. We also believe the Listing will introduce the Company to a large and diverse group of investors and offer access to scale capital, while allowing an attractive investment opportunity to new investors.

8.    Why did Sila choose to do a direct listing and not an initial public offering?

With a disciplined and accretive approach to capital allocation and ample available liquidity, the Company has the financial flexibility to pursue a direct listing rather than raising capital through a typical initial public offering, or IPO. In a direct listing, there is no primary issuance of shares by the Company and, therefore, no dilution of ownership at the time of listing. The initial trading price is established in a fully transparent process providing existing stockholders the option to sell their shares directly and immediately to other public investors through the NYSE, if they so choose.

9.    What happened to my Class A, Class I, and Class T shares, and what is my current share class?

Upon listing on the NYSE on June 13, 2024, all outstanding shares of Class I common stock and Class T common stock were automatically converted into Class A common stock on a one-for-one basis. Class A common stock was then immediately renamed “common stock” and will be the sole class of stock traded on the NYSE. The conversion has no effect on the economic rights of holders of outstanding shares of Class I common stock or Class T common stock. The conversion occurred automatically and without any action on the part of stockholders pursuant to the Company’s charter, as amended or supplemented. The conversion will not impact the preferences, rights, voting powers (one vote per share), restrictions, qualifications, and terms and conditions that currently exist with respect to the Class I common stock and Class T common stock. Immediately upon and concurrent with such conversion, no shares of Class I common stock or Class T common stock remain issued or outstanding. The only current class is “common stock.”

10.    What will happen to fractional shares?

Fractional shares that were owned prior to the Listing or that were received in connection with the conversion of shares will be paid in cash to the holder following the sale of those fractional shares to the public market by Computershare, the Company’s transfer agent.

Shortly after the Listing date, registered stockholders with shares held at Computershare will receive the cash payment by check to the address on record with Computershare. Stockholders with shares held by their custodian will receive the cash payment from their custodian.

No action is required by stockholders to receive these fractional share cash payments. Queries can be directed to Computershare at (833) 404-4107, Monday through Friday from 8:30 a.m. to 6:00 p.m. Eastern Time.

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Modified Dutch Auction Tender Offer

11.    What is a modified Dutch Auction tender offer and how does it work?

A modified “Dutch Auction” tender offer is an auction structure in which each stockholder may indicate the price (within a range established by the Company) that the stockholder would be willing to sell shares back to Sila. Beginning June 13, 2024, Sila is offering to purchase up to $50 million in value of shares of its outstanding common stock at a price not greater than $24.00 per share nor less than $22.60 per share, subject to the terms and conditions of the offer. The Company will set the purchase price at the lowest price per share (in increments of $0.20) that will allow it to purchase up to $50 million in value of tendered shares. The same price will be paid for all tendered shares accepted for purchase. Stockholders can tender all or a portion of their shares, but if the tender offer is oversubscribed, shares will be accepted on a pro rata basis. The Company anticipates funding the tender offer and all related fees and expenses with cash on the Company’s balance sheet and/or availability under the Company’s revolving credit facility. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on July 19, 2024, unless the tender offer is otherwise extended or withdrawn. For complete tender offer details and instructions please review the tender offer materials that were filed with the SEC on June 13, 2024, and that will also be mailed to each stockholder.

12.    Why did Sila choose to do a modified Dutch Auction tender offer?

We understand that our stockholders may have different desires with respect to the liquidity of their shares. The tender offer is part of our overall goal to enhance stockholder value while addressing the desires of certain stockholders who seek liquidity for all or a portion of their shares. Accordingly, the Company chose to commence a tender offer to provide those stockholders who wish to obtain liquidity in the short term for their shares an option to do so, while at the same time balancing the best interests of the Company and of those stockholders who wish to remain invested in the Company.

We believe the tender offer represents an efficient mechanism to provide our stockholders who desire liquidity with the opportunity to tender shares, while also providing a benefit to those stockholders who do not participate in the tender offer. None of the Company, its board of directors, Computershare in its capacity as Depositary and Paying Agent, Georgeson LLC in its capacity as Information Agent, nor Wells Fargo Securities, LLC in its capacity as Dealer Manager for the tender offer, or any of their respective affiliates has made or is making any recommendation to any stockholder as to whether to tender or refrain from tendering his, her or its shares or as to price or prices at which any stockholder may choose to tender his, her or its shares. The final decision on whether to hold or tender shares and at what price needs to be made by each individual stockholder.

13.    How do I participate in the Dutch Auction?

The tender offer materials, including the Offer to Purchase, the Letter of Transmittal, and other related materials, have been mailed to all stockholders. Copies of these materials are also available for free at the SEC’s website (www.sec.gov). Stockholders are urged to carefully read all of these materials in their entirety. We recommend that you consult your professional financial advisor to determine the status of your account and the best way to tender your shares.

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To tender your shares, stockholders will need to complete the tender offer materials mailed to them and return the completed materials to Computershare by physical mail at the addresses listed on the offer materials, or you may complete the online application through the online portal at https://silarealtytrustdutchauction.computersharecas.com.

If a stockholder’s shares are held through a broker, dealer, commercial bank, trust company or other nominee, you must make a request to your broker, dealer, commercial bank, trust company or other nominee to tender your shares through The Depository Trust Company’s Automated Tender Offer Program.

If you do not wish to sell your shares at this time, no action is required.

14.    What if stockholders tender more than $50 million?

If stockholders tender more than $50 million, the Company will first purchase all shares tendered by odd lot holders (i.e., stockholders who tender all of their shares and owning fewer than 100 shares). The Company will then purchase all other shares properly tendered and not properly withdrawn shares at or below the price that is ultimately determined to be the purchase price, on a pro rata basis with appropriate adjustments, to avoid the purchase of fractional shares. If stockholders tender more than $50 million worth of shares, each stockholder, other than odd lot holders, will be prorated, and only a portion of their shares will be purchased.

15.    How was the price range determined?

The Company determined the price range for the tender offer based on discussions and advice from its financial advisors and the range was approved by the Company’s Board of Directors.

16.    Will I know if my shares have been properly tendered?

To the extent practicable, the Company and Computershare, as the Company’s Depositary and Paying Agent, will attempt to give notice of any defects or irregularities in the tender of shares, provided, however, that none of the Company nor Computershare will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

Dividend Distributions

17.    Does the Company plan to continue paying dividends?

On May 28, 2024, the Company’s Board of Directors approved a distribution for the month ended June 30, 2024 in the amount of $0.1333 per share, payable on July 15, 2024 to holders of record of the Company’s common stock on July 1, 2024. While the Company expects to continue paying regular dividends, all dividend decisions (including amounts and frequency) will be made by the Board of Directors.

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Computershare / Transfer Agent Information

18.    How can I access statements and historical account information?

Stockholders can access account information through the Computershare Investor Center Portal (www.computershare.com/Sila). Financial advisors can access their client information through the Computershare Advisor Portal (www.computershare.com/advisorportal).

Through the Investor Center, stockholders can check balances, manage their mailing address and contact information, receive statements and tax forms electronically, and review distribution/dividend history. For additional Investor Center support, stockholders can email web.queries@computershare.com. For additional Advisor Portal support, advisors can email advisorportalsupport@computershare.com.

To update the financial advisor on record, please complete the Financial Advisor/Financial Institution Account Maintenance Form located at www.computershare.com/Sila.

19.    How do I contact Computershare for help with my Sila account?

Telephone inquiries can be directed to (833) 404-4107. A representative will be available to help Monday through Friday from 8:30 a.m. to 6:00 p.m. Eastern Time. Computershare can answer questions regarding account balances and history, account statements, changing beneficiary designation, requesting tax forms, etc.

Buying and Selling Shares

20.    How do I buy shares?

Shares can be purchased by placing a buy order through a brokerage account.

21.    How do I sell my shares?

From June 13, 2024 through July 19, 2024, stockholders who wish to sell their shares may do so through the modified Dutch Auction tender offer. For more information, refer to “#13. How do I participate in the Dutch Auction?”.

For those stockholders who wish to sell their shares outside of the tender offer or after July 19, 2024, you may do so by following the below instructions.

Most shares that were registered with a custodian were moved to the Depository Trust Company (DTC) to be held by your custodian. Stockholders whose shares are registered with a custodian should contact their custodian for instructions. For accounts held with Computershare, shares can be sold the following ways:
•Login to Computershare’s Investor Center Portal at www.computershare.com/Sila. First time users should click the “Register Now” link and follow the steps for creating a unique user ID. From your portfolio, click on the holdings you wish to sell by going to the “Actions” drop-down menu on the right and click “Sell” and follow the online prompts.
•Call Computershare at (833) 404-4107.

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•Mail the Direct Registration Transaction Request Form to Computershare at the address listed on the form. Sales requests for partnerships, corporations, corporate custodian/IRAs, LLCs, churches/religious orders, or a person acting as a power of attorney for a stockholder must include a Medallion Signature Guarantee.
The size of the trade, and how the shares are owned, will influence which options are available through Computershare. Please note the following:
•Stockholders can enter a trade up to $2,000,000 through the web portal at Computershare. To create an account online, go to www.computershare.com/Sila.
•Stockholders can enter a trade up to $100,000 through Computershare’s automated Interactive Voice Response Center system.
•Stockholders can place trades up to $25,000 over the phone with a call to a Computershare representative at (833) 404-4107.
•Sell requests exceeding these amounts that are held directly with Computershare can only be executed using Computershare’s Direct Registration Transaction Request Form.
•Sell requests for partnerships or corporations held directly with Computershare cannot be made over the phone or online. They can only be executed using the Direct Registration Transaction Request Form.
Investors also have the option of transferring shares to a brokerage account to facilitate transactions. See below, “#22. How do I transfer my shares to my broker or my brokerage account?”.

22.    How do I transfer my shares to my broker or my brokerage account?

Stockholders must reach out to their broker and request the shares be transferred through the Depository Trust Company’s Direct Registration System, otherwise known as a “DRS Transfer”. The broker will need the following information:
•Computershare registration name and account number (found on the statement). Statements can be accessed at www.computershare.com/Sila.
•Most recent account statement showing the number of shares owned
•Computershare’s DRS number (7807)
•Stockholder’s social security number
•Number of whole shares requesting to be moved from the Computershare account to the brokerage account

23.    What impact does the registration name of the shares have on selling the shares?

The legal form of registration (name of the account at Computershare) will guide and limit how a stockholder may sell their shares.
•Example 1: Shares are registered to a custodian. Selling those shares requires the custodians’ instruction/authorization to sell. Effective June 13, 2024, those shares were moved from Computershare to the custodian’s custody. These stockholders will need to contact their custodian to determine timing of the share movement and custodian-specific instructions to sell shares.
•Example 2: Shares registered to a corporation, company or other non-living entity. These shares will require sale requests to be submitted to Computershare in writing, signed by an authorized signer of the entity and accompanied by a Medallion Signature

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Guarantee (MSG). Obtaining the MSG and mailing the form to Computershare takes time, so impacted stockholders should plan accordingly.
•Example 3: Shares registered to an individual. In preparation to sell these shares, the stockholder will need to log into the web portal at www.computershare.com/Sila to check that all online account information is accurate. Individuals can authorize a trade online or via phone, subject to certain limitations. For more information, refer to “#21. How do I sell my shares?”.

24.    Do accounts registered under a trust need to submit a DRS Transfer form or can the stockholder place an online or phone trade with Computershare to sell their shares?

If the trustee is listed as part of the account registration (name of the account with Computershare) and his or her Social Security Number is on file, then the trustee can execute a sale transaction over the phone or through Computershare’s web portal at www.computershare.com/Sila. If the account is registered with a Tax Identification Number, transactions on the web portal will not be allowed. If the trustee is not listed as part of the account registration, then written instruction is required with the following:
•Letter of Instruction signed by at least one trustee with a notary stamp; or
•Letter of Instruction signed by one of the listed trustees in the trust agreement accompanied by a certified copy (with notary stamp or a photocopy with an original certifying letter from an attorney) of the trust excerpt which names the acting trustee(s), name of trust and date of trust. A power of attorney cannot be accepted on behalf of a living trustee. If the listed trustee is not able to sign, then the successor trustee must be the signer.

Cost Basis Information

25.    Where can stockholders’ cost basis information be found?

A transaction history can be accessed by stockholders through the Investor Center Portal (www.computershare.com/Sila) and by financial advisors through the Alternative Investment Portal at (www.computershare.com/advisorportal). To view share transactions, including the original purchase of shares, review the “Transactions” section and adjust the date range to capture the desired information.

You may also direct your tax professional to the Company’s Forms 8937 (including distribution and return of capital information) at https://investors.silarealtytrust.com/resources/tax-forms/default.aspx. Alternatively, you may go to the Company’s website (www.silarealtytrust.com), click on “Investors”, then “Resources”, then “Tax Forms”. Please note that the Company does not provide and is not providing tax advice to stockholders, and stockholders should consult and rely upon their own tax professional for such advice.

Additional web portal assistance for stockholders may be obtained by emailing web.queries@computershare.com, and for financial advisors by emailing advisorportalsupport@computershare.com. If additional assistance is still required, stockholders and advisors may call (833) 404-4107.

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Communication

26.    How is the Company educating prospective buyers of its stock?

Leading up to the Listing, the Company arranged and participated in group and one-on-one meetings with potential new investors and research analysts. During many of these meetings, the Company presented and discussed the presentations posted on the Company’s website. The Company intends to continue its efforts to engage with potential new investors and research analysts going forward.

27.     Where can I get more information on the Company’s business plan and investment strategy?

We invite existing and potential investors to review the latest presentation, which can be found on the Company’s website at www.silarealtytrust.com. Within the “Investors” section, there is a section labeled “News” where the most recent Company presentation can be found. In addition, the Company’s disclosures filed with, or furnished to, the SEC (www.sec.gov) provide information that is likely to be helpful to an investment decision.

28.    How does Sila plan to communicate with stockholders?

The Company will continue using its website (www.silarealtytrust.com) as the primary location to communicate updates about the Company as they are made public. The Company will make available through its website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and amendments to those reports, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC (www.sec.gov). The Company will continue to routinely post to its website important information about its business, operating results, and financial condition, including earnings releases, earnings supplements, press releases, and copies of Company presentations.

The Company will also host quarterly earnings calls.

29. How do you sign up to receive Company updates automatically?

You may visit the link below to sign up for email alerts: https://investors.silarealtytrust.com/resources/investor-email-alerts.

Alternatively, you may go to the Company’s website at www.silarealtytrust.com, click on “Investors”, then “Resources”, then “Email Alerts”. From there you will enter your email address and select the desired alert options.

You will receive a confirmation email which will allow you to automatically receive emails of the Company’s various updates.

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30. How can I contact someone at Sila?

There are several options for general inquiries and account-related service assistance, as follows:
•Investor Relations (for issues not related to Transfer Agent matters):
◦IR@silarealtytrust.com

•Registered Stockholders:
◦Computershare (Sila’s Transfer Agent) can answer any questions you may have about your shares, account statements, changing your beneficiary designation, requesting tax forms, etc.
◦(833) 404-4107 (Monday-Friday 8:30 a.m.-6:00 p.m. Eastern Time)
◦www.computershare.com/Sila

PLEASE NOTE COMPUTERSHARE OFFERS ONLINE SELF-SERVICE OPTIONS TO ACCOMPLISH MANY SERVICE REQUESTS. Specifically, Computershare offers robust, easy-to-use online portals for both investors and for financial advisors, and we encourage you to take advantage of those self-service options.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in these Frequently Asked Questions, other than historical fact, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided by the same (the “Safe Harbor”). However, for the avoidance of doubt, any forward-looking statements relating to the tender offer are not covered by the Safe Harbor. The forward-looking statements contained herein, including statements relating to the expected benefits of the Listing, the Company’s planned efforts to engage with potential investors and research analysts and the Company’s dividend and stockholder communication policies, are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases. Forward-looking statements are subject to various risks and uncertainties and factors that could cause actual results to differ materially from the Company's expectations, and you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company's control and could materially affect the Company's results of operations, financial condition, cash flows, performance or future achievements or events. Additional factors include those described under the section entitled Item 1A. "Risk Factors" of Part I of the Company's 2023 Annual Report on Form 10-K with the SEC, copies of which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Important Notice

This frequently asked questions sheet is a summary provided for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The full details of the modified “Dutch Auction” tender offer, including complete instructions on how to tender shares, are included in the offer to purchase, the letter of transmittal and other related materials, which were filed with the SEC on June 13, 2024. Stockholders are urged to read carefully the offer to purchase, the letter of transmittal and other related materials, including the terms and conditions of the tender offer. The offer to purchase, the letter of transmittal and other related materials are being sent to stockholders and copies of these documents are available for free at the SEC’s website at www.sec.gov. Each stockholder should consult with its tax advisor, broker, dealer, commercial bank, trust company, custodian or other nominee to evaluate the consequences of tendering or selling shares in the tender offer.

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